Exhibit 10.1

HRPT PROPERTIES TRUST

Summary of Trustee Compensation

The following is a summary of the currently effective compensation of the trustees of HRPT Properties Trust (the “Company”) for services as trustees, which is subject to modification at any time by the Board of Trustees.  The following is unchanged from the compensation described in the Company’s proxy statement for its annual meeting of shareholders scheduled to be held on May 10, 2005.

•      Each independent trustee is entitled to receive an annual fee of $20,000, plus a fee of $500 for each meeting attended.  Up to two $500 fees are payable if a board meeting and one or more board committee meetings are held on the same date.

•      The chairpersons of the audit committee, the compensation committee and the nominating and governance committee, each of whom is an independent trustee, are entitled to receive an additional annual fee of $5,000, $1,000 and $1,000, respectively.

•      Each independent trustee is entitled to receive a grant of 1,500 of the Company’s common shares of beneficial interest on the date of each annual meeting of shareholders (or, for trustees who are first elected or appointed at other times, on the day of the first board meeting attended).

•      The Company generally reimburses all trustees for travel expenses incurred in connection with their duties as trustees.